UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 19, 2007 (July 14, 2007)
King Pharmaceuticals, Inc.
(Exact name of registrant as specified in charter)

Tennessee	001-15875	54-1384963

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

501 Fifth Street, Bristol, Tennessee	37620

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (423) 989-8000
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On July 14, 2007, King Pharmaceuticals, Inc., a Tennessee corporation (the “Company”), Monarch Pharmaceuticals, Inc., a Tennessee corporation (“Monarch”), Parkedale Pharmaceuticals, Inc., a Michigan corporation (“Parkedale”) and King Pharmaceuticals Research and Development, Inc., a Delaware corporation (“King R&D”) (the Company, Monarch, Parkedale and King R&D are referred to herein collectively as “King”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with JHP Pharmaceuticals, LLC, a Delaware limited liability company (“Buyer”). Pursuant to the Asset Purchase Agreement, King has agreed to sell to Buyer:
▪	King’s Parkedale sterile manufacturing facility which includes approximately 85 acres of land and a number of buildings located at 870 Parkdale Road, Rochester, Michigan (the “Facility”);

▪	pharmaceutical products marketed and sold under the following trademarks: Adrenalin®, Aplisol®, Brevital®, Delestrogen®, Ketalar®, Pitocin®, Pitressin®, Tigan® vial injectable, Triostat®, Coly-Mycin® M, Coly-Mycin® S otic, and Cortisporin®-TC (collectively, the “Products”);

▪	intellectual property rights relating to the Products;

▪	the Facility’s third party contract manufacturing business; and

▪	other related assets.
          At closing, Buyer will pay to King an amount in cash equal to $79 million, plus the lesser of the value of the inventory being conveyed to Buyer and $15 million, less accrued sick leave, vacation and other liabilities related to anticipated Hired Employees (as this term is defined in the Asset Purchase Agreement). The Facility does not include King’s Bicillin® (sterile penicillin products) manufacturing plant which is also located in Rochester, Michigan.
          King and Buyer have made customary representations and warranties in the Asset Purchase Agreement. Among others, King makes representations and warranties related to various intellectual property, environmental and regulatory matters and title to assets. Each of the parties also makes various covenants in the Asset Purchase Agreement. These covenants include, among others, requiring each party to use its Reasonable Efforts (as this term is defined in the Asset Purchase Agreement) to close the transaction and certain covenants regarding maintenance prior to closing of the assets to be purchased, real property, Buyer’s financing, corporate names, non-solicitation of the other party’s officers and employees, returns, rebates, chargebacks, recalls and employee matters. King has also agreed, subject to certain exceptions, not to compete in the United States with Buyer with respect to the manufacture, marketing, sale or distribution of most of the Products for two years from the date of the closing.
          The Asset Purchase Agreement also contains mutual indemnification obligations for various costs, losses, liabilities, damages, lawsuits and other amounts related to the misrepresentation, inaccuracy or breach of the covenants, representations or warranties. In addition, King has agreed to indemnify Buyer for various costs, losses, liabilities, damages, lawsuits and other amounts related to King’s noncompliance with bulk sales laws, certain third party claims regarding infringement or misappropriation of certain intellectual property rights, and a failure of King to pay, perform and discharge any liabilities retained by King. Buyer has agreed to indemnify King for various costs, losses, liabilities, damages, lawsuits and other amounts related to products manufactured after the closing by or on behalf of Buyer and the failure of Buyer to assume, pay, perform and discharge any liabilities assumed by Buyer.

          Either King or Buyer may terminate the Asset Purchase Agreement if the closing has not occurred by October 31, 2007, provided that the terminating party is not in material breach of its representations, warranties or obligations, upon the occurrence of an uncured material breach of the agreement by the other party, or upon the occurrence of certain customary events. Buyer will also have the opportunity to conduct environmental inspections prior to closing. If inspections identify undisclosed hazardous conditions, Buyer can require King to pay for remediation, and the Asset Purchase Agreement may be terminated by Buyer or King if the conditions require remediation in excess of $500,000.
          The transaction is also subject to certain closing conditions, including, but not limited to, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and certain other customary closing conditions.
          The Company and Buyer also entered into a transitional services agreement and a manufacturing and supply agreement on July 14, 2007. Pursuant to the transitional services agreement, the Company will provide certain services to Buyer prior to the closing of the transactions contemplated by the Asset Purchase Agreement and for certain identified periods following closing. Pursuant to the manufacturing and supply agreement, Buyer will provide certain fill and finish support on a contract basis following the closing with respect to King’s Thrombin-JMI® product.
          King must pay a commission to Colliers International upon the closing of the transaction, the amount of which depends upon the sale price. The Company presently expects the amount of this commission to be in the range of 4.5% to 5.0%.
          The foregoing provides only a brief summary of selected provisions of the Asset Purchase Agreement and is qualified in its entirety by reference to the text of the Asset Purchase Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.
Item 8.01. Other Events
     On July 16, 2007, the Company issued a press release announcing its entry into the Asset Purchase Agreement. In this press release, the Company indicated its expectation that it would incur a special charge in the amount of approximately $60 million on closing the transaction. The Company expects to incur approximately $55 million of this special charge in the second quarter of 2007 and approximately $5 million in the third quarter of 2007.

Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits
2.1	Asset Purchase Agreement by and among King Pharmaceuticals, Inc., Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., and JHP Pharmaceuticals, LLC dated as of July 14, 2007.*

*	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 19, 2007	KING PHARMACEUTICALS, INC.

	By:	/s/ Joseph Squicciarino

Joseph Squicciarino
Chief Financial Officer

EXHIBIT INDEX

Exhibit
No.	Description

2.1	Asset Purchase Agreement by and among King Pharmaceuticals, Inc., Monarch Pharmaceuticals, Inc., Parkedale Pharmaceuticals, Inc., King Pharmaceuticals Research and Development, Inc., and JHP Pharmaceuticals, LLC dated as of July 14, 2007.*

*	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portion.